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                                                                    EXHIBIT 10.3

Dear Stephen G. Fendrich,

As per our discussion, the Simmons Company will assist with your relocation to CITY LOCATION as detailed in the guidelines below. Upon receipt of this agreement, the Simmons Company will notify our approved relocation vendors who will initiate contact with you. To ensure timely attention to your relocation, please provide your current contact information at the end of this form. If you have any questions regarding your relocation assistance package, please contact the Corporate Recruiter in the Human Resources department.

Home finding: Simmons will reimburse the associate for the costs of two (2) house-hunting trips for you and your spouse. This includes coach round-trip travel, reasonable lodging, meals, and local transportation for up to a maximum of eight (8) days and nine (9) nights. If a personal automobile is used, mileage will be reimbursed at the current mileage allowance rate.

Temporary Living: You will be reimbursed for temporary living expenses for up to a sixty (60) day maximum. If an extension is required, it will need to be approved by your manager and the Executive VP of Human Resources. Temporary living expenses are defined as lodging and meals not to exceed $150 per day. If there is a necessary extended delay in family relocation, Simmons will reimburse the cost of a round-trip, economy class airfare, or personal automobile use, for you to return home at two-week intervals for a maximum of 3 three trips.

Movement of Household Goods: The cost of packing, crating, insuring, and movement of household goods will be the responsibility of the Simmons Company. The Corporate Distribution and Traffic Department will handle all arrangements for the movement of household goods. The Corporate Recruiter will verify authorization of your move with the traffic department. Any further communication with regard to the movement of your household goods will be between you and the traffic department.

Where temporary storage of household goods is necessary, Simmons will pay such charges up to a maximum of 90 days. Local moving charges to remove household goods from storage will be paid by Simmons if the charges occur within that 90-day period only.

Simmons will pay to transport one automobile by van and will pay mileage at the current rate to transport a second automobile unless this is a cross-country move, in which case Simmons will pay to transport two (2) automobiles by van.

Simmons will not pay for the moving of aircraft, boats, house trailers, animals, firewood, plants, shrubbery, or combustible items such as building materials, alcoholic beverages, articles of extraordinary value (jewelry, precious stones, stamp collections, wills, stocks, etc...), frozen food or the contents of deep freezers requiring special refrigerated service, or any items requiring special handling or equipment. The Executive VP of Human Resources must make any exceptions to this provision.

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Travel to New Location: Simmons will reimburse the costs of transportation, lodging, and meals for you and your family when traveling to the new location. You will be reimbursed at the current mileage rate for up to two (2) automobiles. The most direct route to the new location should be used. If you drive only one (1) automobile, a second automobile may be shipped as a part of your household goods move.

In the case of a cross-country move, costs will be reimbursed by Simmons and are not to exceed the cost of coach/standard airfare and the cost of the shipment of two (2) automobiles.

Lease Cancellation and Rental Agreements: If you rent at your old place of residence, Simmons will reimburse you for any forfeiture of deposit, penalty, or additional rent paid as a result of breaking or terminating a lease in order to relocate. The maximum reimbursable amount is the equivalent of two (2) months rent.

Sale of Home in Old Location: Simmons Company will reimburse you for normal agent's commissions and reasonable legal fees connected with sale of the present home. Closing costs paid by you as the seller as an inducement to the purchaser are not reimbursable.

Purchase of New Residence: If you own a home at the old location and purchase at the new location, you will be reimbursed for the normal expenses associated with the purchase. Reimbursement will be limited to a period of one (1) year from the date of the assignment at the new location. Reimbursable expenses, commonly known as closing costs, can include:

      -     Survey charge

      -     Home inspection report fee

      -     Title search and title insurance fee

      -     Legal, attorney, or escrow agent fees

      -     Transfer fees or transfer taxes

      -     Recording fees

Up to a total of 2% of the mortgage amount for any one of any combination of the following:

      -     Origination Fees

      -     Application Fees

      -     Processing Fees

      -     Commitment Fees

Loss of Annual Fees: Consideration will be given for reimbursement on a pro-rata basis for certain prepaid items such as annual memberships or tuition, which cannot be recovered and which cannot be utilized because of the move. Documentation and signed approval by the Hiring Manager and the Human Resources Manager will be required for reimbursement.

Allowance for Miscellaneous Items: To assist you with miscellaneous expenses incurred during your move, Simmons will pay a $1,500 special allowance. This allowance is paid approximately one week before your move to the new location. The amount is put on an

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expense report, signed off by the Hiring Manager, and then sent to the Corporate
Recruiter for approval and processing.

Tax Assistance (Gross-Up): A tax gross-up will be added to the portion of relocation expense reimbursements that are taxable, but not deductible. There will be no gross-up on those expenses, which are deductible by the associate.

Tax Regulations Applicable to Moving Expenses: IRS regulations require that all moving expenses reimbursed or paid on behalf of the Simmons Company must be included in your taxable income. Please contact the Simmons Tax Department in the event that you have questions regarding taxable relocation expenses per IRS guidelines.

Expense Report Procedures: All requests for reimbursement should be made via expense report, which should be approved by the new manager and forwarded to the Corporate Recruiter for final review and approval. All expenses claimed should be supported by appropriate documentation. Please note that no expenses will be paid until the Corporate Recruiter receives an executed copy of the Voluntary Separation Form from the relocating associate.

Simmons Company will provide you with the Relocation Assistance Package as indicated above to pay for your moving related expenses, reimbursable through submitting expense reports and receipts. This is a complete agreement regarding your relocation assistance package and supersedes all prior agreements, and can only be amended in writing signed by you and the Executive VP of Human Resources.

Read and Agreed:

/s/ Stephen Fendrich
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Name and Date

Street Address:
________________________________________

City, State, and Zip:
________________________________________

Home Phone:
________________________________________

Personal Email Address:

CORPORATE HUMAN RESOURCES

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